Exhibit 99.1

SHILOH INDUSTRIES ANNOUNCES TRANSITION OF CHIEF FINANCIAL OFFICER
Lillian Etzkorn to join company as senior vice president and CFO

VALLEY CITY, OH, June 25, 2018 (GLOBE NEWSWIRE) - Shiloh Industries, Inc. (NASDAQ: SHLO), a leading global supplier of lightweighting, noise and vibration solutions, today announced Lillian Etzkorn will join the company’s executive leadership team as senior vice president and chief financial officer. Etzkorn succeeds W. Jay Potter who will be leaving the company.
Potter joined Shiloh in 2015 to help harmonize the company’s operations after multiple acquisitions. “Jay helped strengthen our corporate infrastructure, creating a solid foundation on which we can continue to build and refine,” said Ramzi Hermiz, president and chief executive officer. “We appreciate everything he has accomplished for Shiloh and wish him well in his future endeavors.”
Etzkorn will join Shiloh from CPI Card Group in Denver, Colorado where she serves as chief financial officer. She has extensive automotive experience, having held several senior financial positions with both Dana Incorporated and Ford Motor Company.
“With nearly 30 years of financial experience, Lillian has a proven record implementing sound financial strategies and resolving complex business issues in the automotive industry,” said Hermiz. “As Shiloh continues to expand globally and our business increases in complexity, Lillian’s strong leadership skills and financial acumen will continue to move the company forward.”
“We are excited to bring Lillian back to her automotive roots in Detroit,” Hermiz continued, “and for her to join us as we continue our mission of creating innovative solutions for sustainable mobility and a safer, healthier environment.”
About Shiloh Industries:
Shiloh Industries, Inc. (NASDAQ:SHLO) is a global innovative solutions provider focusing on lightweighting technologies that provide environmental and safety benefits to the mobility market. The Company designs and manufactures products within body structure, chassis and propulsion systems.
Shiloh’s multi-component, multi-material solutions are comprised of a variety of alloys in aluminum, magnesium and steel grades, along with its proprietary line of noise and vibration reducing ShilohCore acoustic laminate products. The strategic BlankLight®, CastLight® and StampLight® brands combine to maximize lightweighting solutions without compromising safety or performance.
The company has over 4,200 dedicated employees with operations, sales and technical centers throughout Asia, Europe and North America.